UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Brabson, John A.
   5425 Lykes Lane
   Tampa, FL  33611
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   OSI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock, par value $.01 |12/29/|G   |1,000             |D  |NA         |25,240.70          |D     |                           |
                             |00    |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Phantom Stock Units     |1-1     |-    |-   |- -        |A,D|(1)(2|(1)(2|Common Stock|(1)    |(1)    |775.63(1)   |D  |            |
                        |        |     |    |           |   |)    |)    |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |2/2/2|A   |106.19     |A  |(3)  |(3)  |Common Stock|106.19 |$24.719|            |D  |            |
                        |        |000  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |4/27/|A   |92.03      |A  |(3)  |(3)  |Common Stock|92.03  |$28.522|            |D  |            |
                        |        |2000 |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |7/26/|A   |79.64      |A  |(3)  |(3)  |Common Stock|79.64  |$29.821|            |D  |            |
                        |        |2000 |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |10/26|A   |100.62     |A  |(3)  |(3)  |Common Stock|100.62 |$23.603|1,154.12(2) |D  |            |
                        |        |/200 |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |D  |            |
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Stock Option (Right to B|        |     |    |           |   |(4)  |4/22/|Common Stock|15,003 |$6.67  |15,003      |D  |            |
uy)                     |        |     |    |           |   |     |02(5)|            |       |       |            |   |            |
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
Explanation of Responses:
(1) Derivative securities beneficially owned as of the end of reporting period include: (i) 439.26 phantom stock units acquired in fiscal year 1998 of prices ranging from $18.070 to $24.697, to be settled 100% in the Company's common stock upon cessation as a director; and
(ii) 336.37 phantom stock units acquired in fiscal year 1999 of prices ranging from $25.33 to $36.68, to be settled
100% in the Company's common stock upon cessation as a director. The phantom stock units were accrued under the Company's Deferred Compensation and Stock Plan.
(2) The reporting person further deferred to cessation as a director, the settlement of phantom stock units with an initial settlement date of January 1, 2001. Therefore, the phantom stock units continue to be held under the Company's Deferred Compensation and Stock Plan and are to be settled 100% in the Company's common stock upon cessation as a director.
(3) The phantom stock units were accrued under the Company's Deferred Compensation and Stock Plan and are settled 100% in the Company's common stock on January 1, 2002.
(4) Currently exercisable. The options vested in three equal annual installments beginning April 22, 1992.
(5) The expiration date was extended on December 3, 1999, from April 30, 2000 to April 22, 2002.
SIGNATURE OF REPORTING PERSON
                     John A. Brabson, Jr.